Exhibit 99.1

PAVMED INC. COMPLETES INITIAL PUBLIC OFFERING

- Units to Begin Trading Today on Nasdaq Under the Ticker Symbol “PAVMU”-

New York, NY, April 28, 2016 – PAVmed Inc. announced today that it has completed its initial public offering of 1,060,000 units. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $5.00 per unit, generating gross proceeds of $5.3 million. The units will begin trading today on the Nasdaq Capital Market under the ticker symbol “PAVMU”. Once the securities comprising the units begin separate trading, the common stock and warrants will trade on Nasdaq under the symbols “PAVM” and “PAVMW”, respectively.

The Benchmark Company, LLC acted as selling agent of the initial public offering. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at www.sec.gov or by calling the Company at 212-949-4319.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PAVmed

PAVmed Inc. is a multi-product medical device company organized to conceive, develop and commercialize a diversified pipeline of innovative products which the Company believes address unmet clinical needs and possess attractive market opportunities. The Company’s goal is to enhance and accelerate value creation by employing a business model focused on capital efficiency and speed to market. PAVmed is further expanding its pipeline through engagements with clinician innovators and leading academic medical centers.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

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Contacts

Investors

Matthew Ventimiglia
mventimiglia@lazarpartners.com

212-599-1265

Media

Erich Sandoval

esandoval@lazarpartners.com

213-908-6226